Exhibit H(45)

EXPENSE LIMITATION AGREEMENT

This EXPENSE LIMITATION AGREEMENT (the " Agreement") is between MML Investment Advisers , LLC, a Delaware limited liability company (the " Manager"), and MassMutual Select Funds, a Massachusetts business trust (the "Trust''), effective as of the 10th day of August, 2021.

WHEREAS, the Trust is an open-end management investment company registered as such with the Securities and Exchange Commission (the "SEC") pursuant to the Investment Company Act of 1940, as amended;

WHEREAS, MassMutual Strategic Bond Fund (the "Fund" ) is a series of the Trust;

WHEREAS, the Manager is an investment adviser registered with the SEC as such under the Investment Advisers Act of 1940, as amended; and

WHEREAS, the Trust has appointed the Manager as its investment manager for the Fund and the Manager has agreed to act in such capacity upon the terms set forth in the Investment Management Agreement;

NOW THEREFORE, the Trust and the Manager hereby agree as follows:

1.      Expense Limitation

The Manager agrees to waive 0.05% of the management fees of the MassMutual Strategic Bond Fund through January 31, 2023.

IN WlTNESS WHEREOF, the Trust and the Manager have caused this Agreement to be executed on the 10th day of August, 2021.

MML INVESTMENT ADVISERS, LLC

By:	/s/ Douglas Steele
Douglas Steele, Vice President

MASSMUTUAL SELECT FUNDS
on behalf of the Fund

By:	/s/ Renee Hitchcock
Renee Hitchcock, CFO and Treasurer